Exhibit 99.3

Prepared comments for the Company's telephone conference call to discuss the Company's third quarter earnings that was broadcast on October 19, 2000.

Barbara Barsky Opening Remarks

Good Morning. Thank you for participating in this teleconference to review PNM's third quarter results. Today's conference call can also be heard live on the Internet by accessing the link on our web site at www.pnm.com. We are pleased to announce that PNM will now be hosting quarterly conference calls with web access. I am Barbara Barsky, IR officer for PNM. Joining me today are:

     o   Jeff Sterba, Chairman, President and CEO
     o   Max Maerki, CFO
     o   Pat Ortiz, General Counsel
     o   Bill Real, Exec VP, Energy Services and Power Production
     o   Ed Padilla, Senior VP, Bulk Power
     o   John Loyack, Controller
     o   Harry Schanning, Director of Fuels Management

Yesterday, we reported record earnings for the third quarter of 2000. A press release was issued which included summary financial information for the third quarter and earnings guidance for the fourth quarter of 2000 and year-end 2000 and 2001. If you have not received this release, please call 505 241-2868 and we will fax you a copy immediately. A copy can also be found on our web site at www.pnm.com

I need to remind you that some of the information we will provide today relative to revenues, earnings and investments should be considered forward looking statements, within the meaning of Section 21E of the Securities and Exchange Act. Actual results for 2000 and 2001 will be affected by a number of factors, including weather, the local and national economies, the competitive environment in the electric and natural gas industries, various legal, regulatory, and legislative outcomes that the company is unable to predict at this time. For more information about these uncertainties and risk factors, please consult PNM's 10K, 10Q and 8K filings with the Securities and Exchange Commission for 1999 and 2000.

I'd now like to introduce Jeff Sterba, who will take about 15 minutes to discuss third quarter results and other recent news. Immediately following his remarks, we will open the conference to questions.



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Jeff Sterba Comments

Good morning and welcome.

Today I would like to talk to you about...

     1.  Third quarter results,
     2. Earnings estimates for the fourth quarter of this year, as well as year-end 2000 and 2001 estimates,
     3.  Our new coal contract, and,
     4.  Our plans for moving forward with restructuring in New Mexico.

But before I get to this quarter's results, let me say how pleased I am to be joining you today as PNM's new Chairman of the Board, President and CEO. When I returned to the company, I immediately realized the progress Ben had made in returning this company to financial strength, with an improved regulatory environment. I look forward to building on that success and taking this company even further.

1. Third Quarter Results:

Now, I'd like to walk you through our third quarter results. As you may recall, we notified investors of our belief that we'd be exceeding earnings expectations for this year and next, and this quarter's results have proven that. Yesterday we reported $1.18 per share, compared to $0.52 per share in the third quarter of 1999, which is a 127 percent improvement. Excluding non-recurring items of $0.21 per share, ongoing earnings were $0.97. (There were no one-time items in the third quarter of 1999).

The increase in earnings is primarily due to the success in our wholesale power marketing business, warmer than normal weather, and to cost reductions. PNM wholesale power revenues totaled $279.5 million this quarter, an increase of nearly 86 percent over the same quarter last year, or 95 percent year-to-date. The increase in wholesale power revenues was primarily due to favorable market conditions and our continuing efforts to expand this business.

Electric retail sales increased 4 percent over third quarter 1999. This is attributed to warmer weather and continuing growth in our service territory.

Operations and maintenance expenses are about $2.9 million or 3.3 percent below last year, as a result of ongoing cost control.

One-time items this quarter included the following:

     o   A benefit of $13.8 million or $0.21 per share for a legal settlement.
     o A one-time gain of $4.6 million or $0.07 per share, for the reversal of certain reserves associated with the expected resolution of two gas rate cases currently before the NMPRC. We anticipate a final order some time this month.

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     o   A charge of $4.5  million  or $0.07 per  share in  connection  with the acquisition of the Navopache contract, a new 50 MW co-op customer PNM acquired as a result of the Tri-State merger.

         When Navopache signed on with us as a customer, we agreed to pick up a portion of their stranded costs. The Navopache contract does not specify that these costs will be recovered, thus we were required to take a charge under the accounting rules. However, we believe the payment to be a sound investment in the future, as sales to Navopache will more than cover the charge and provide a healthy margin.

2.  Fourth quarter and year-end earnings guidance

Now I'd like to spend a few minutes and talk to you about our expectations for next quarter and year-end results in 2000 and 2001.

In the fourth quarter of 1999, PNM reported ongoing earnings of $0.43 per share. The FirstCall consensus for 2000 is about $0.49 for the fourth quarter and $2.34 for 2000 and $2.48 for 2001.

With the strong results we've seen in our wholesale power trading, we expect that trend to continue in the fourth quarter and on into 2001. We are also expecting a cooler winter relative to last year, and even though we will not benefit from the increase in gas prices, we may benefit from an increase in the cost of service revenues. Therefore, we would expect to earn between $0.45 and $0.55 for the fourth quarter 2000. This would place year-end 2000 earnings between $2.40 and $2.50 on an ongoing basis.

Earnings estimates for 2001 have increased as well. We are now expecting between $2.50 and $2.60 per share, a 4 percent increase over 2000 year-end expectations. While this may not sound like a significant increase, you have to consider that in April of 2001, we will be losing a lucrative long-term wholesale power contract that contributes about $0.36 per share on an annualized basis. Given this recovery, expected earnings growth for 2001 compared to 2000 is actually closer to 20 percent, and a compound growth rate, from 1999 to 2001 estimates, of 16%.

3.  New Coal Contract

I would also like to touch on some news that we released earlier this week, regarding a new agreement we've entered into with our coal supplier at San Juan Generating Station. By switching to underground mining, we will be able to save the company up to $500 million in fuel costs over the next 17 years, in addition to $2 million per year in operations and maintenance expenses. These savings are based on what our future fuel costs would have been if we continued surface mining. They are not based on current fuel prices. We expect our average San Juan fuel costs to decline about 4% per year, beginning in 2002, from our actual experience next year. This translates into a savings of about $6.0 to $8.0 million per year until 2006. At that time, costs will flatten out for some time

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and then will rise relative to inflation.  We are very proud of our relationship with our fuel supplier and believe that every step that we take towards reducing our costs makes us that much more efficient and better able to compete in an open marketplace.

4. Update on Path to Restructuring

Now to address a question that I know many of you have: What impact will the events in California have on the timing of industry restructuring in New Mexico? Will it stay on the current timetable?

As many of you know, the legislators and regulators in New Mexico have been concerned with the events that have transpired in California and some other states, as a result of deregulation. Understandably, this has created concern here in New Mexico and therefore on Wall Street.

Last month, I addressed the Public Regulation Commission and asked the commissioners to continue along the path set by the 1999 Electric Utility Industry Restructuring Act, an Act that was passed after six years of study and debate.

I firmly believe that this summer's experience in southern California was primarily the result of a combination of two factors: an imbalance between supply and demand for electricity, and a flawed market structure. Neither of those factors should apply in New Mexico if we continue with implementation of the restructuring legislation we now have in place and focus on creating a fluid supply market and encourage demand responsiveness to prices.

The sponsor of the restructuring act here in New Mexico has publicly stated that he will conduct a forum in mid to late November to address the California issues relative to New Mexico. He, along with another sponsor of the bill, also suggested that it would be valuable for PNM and the other parties to get together and agree on some proposals that would address the concerns that have been raised by events in California. We are committed to doing that.

So what does this mean for PNM? Separation is not likely until after the first quarter of 2001. Does that mean that the restructuring act will be repealed? I don't think so. New Mexico has spent a considerable amount of time studying electric utility restructuring and I feel the current law is a balanced, workable approach. We will make every effort to meet with the staff and the parties to ensure that electric choice benefits all New Mexico customers in the long term. Although a delay in the implementation date is more likely than a repeal; we feel strongly that delaying open access will only discourage new investment in the generating plants that New Mexicans will need to ensure reliable service in a state that continues to grow. Thank you for the opportunity to share my remarks with you. I will be at EEI later this month and look forward to talking with you face-to-face.

Right now, I'd be glad to take any questions.

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